UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 26, 2017

Brocade Communications Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Holger Way

San Jose, CA 95134-1376

(Address of principal executive offices, including zip code)

(408) 333-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On January 26, 2017, Brocade Communications Systems, Inc. (the “Company” or “Brocade”) held a special meeting of stockholders (the “Special Meeting”) in Santa Clara, California.

As of the record date, December 12, 2016, there were 406,282,345 shares of common stock of the Company outstanding and entitled to vote at the Special Meeting. At the Special Meeting, 297,051,118 shares, or approximately 73.11% of all outstanding shares of common stock, were present either in person or by proxy. Two matters were voted upon at the Special Meeting, with the Board of Directors of the Company unanimously recommending a vote “FOR” each of the proposals voted upon, as further described in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on December 20, 2016 (the “Definitive Proxy Statement”).

Proposal No. 1 (the “Merger Proposal”) was to adopt the Agreement and Plan of Merger, dated as of November 2, 2016, as it may be amended or assigned from time to time, by and among the Company, Broadcom Limited, Broadcom Corporation and Bobcat Merger Sub, Inc. (as assigned by Broadcom Corporation to LSI Corporation, the “Merger Agreement”).

Proposal No. 3 (the “Advisory Proposal”) was to approve, on an advisory (non-binding) basis, specified compensation that will or may become payable to the named executive officers of the Company in connection with the merger contemplated by the Merger Agreement.

The Merger Proposal and the Advisory Proposal were approved. In light of the approval of the Merger Proposal, Proposal No. 2 to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal, was rendered moot. The table below shows the final voting results from the Special Meeting for the Merger Proposal and the Advisory Proposal.

	Votes For	Votes Against	Abstentions	Broker Non-Votes
Proposal No. 1 – The Merger Proposal	294,759,801	1,771,558	487,691	32,068
Proposal No. 3 – The Advisory Proposal	289,549,976	5,549,886	1,951,256	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brocade Communications Systems, Inc.

By:	/s/ Ellen A. O’Donnell
Ellen A. O’Donnell Senior Vice President, General Counsel and Corporate Secretary

Date: January 26, 2017